UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 15, 2008
American Apparel, Inc.
(Exact name of registrant as specified in its charter)
Delaware 001-32697 20-3200601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
747 Warehouse Street, Los Angeles, California90021-1106
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(213) 488-0226
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 15, 2008, American Apparel, Inc. (the “Company”) granted 1,901,322 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), representing approximately 2.7% of the outstanding shares of Common Stock, to non-executive employees involved with the manufacturing operations of the Company, of which 1,087,313 shares, representing approximately 1.6% of the outstanding shares of Common Stock, were issued and the remainder were withheld by the Company to satisfy withholding taxes.

The grants are being made pursuant to the Company’s 2007 Performance Equity Plan (the “Plan”) and the Amended and Restated Agreement and Plan of Reorganization, dated November 7, 2007, by and among Endeavor Acquisition Corp., AAI Acquisition LLC, American Apparel, Inc., American Apparel, LLC, American Apparel Canada Retail, Inc. (“AACR”), American Apparel Canada Wholesale, Inc. (together with AACR, the “CI Companies”), Dov Charney, Sang Ho Lim and certain stockholders of the CI Companies (the “Merger Agreement”, as previously disclosed in the notes to the Company’s consolidated financial statements in the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2008, and have been approved by the Company’s Board of Directors.  The shares being granted are fully vested and are not subject to any restrictions or conditions.  The Company paid the withholding and payroll taxes of approximately $6.3 million due with respect to the share grants on behalf of the employees that received the grants, and expects to recognize compensation expense in the third quarter of 2008 of approximately $13.5 million related to these grants. The Company expects to grant approximately 800,000 additional shares of Common Stock to additional employees during the remainder of the year in accordance with the Plan and the Merger Agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Date: August 21, 2008	By:	/s/ Dov Charney
Name: Dov Charney
Title: Chief Executive Officer